Exhibit 99.1

Contact:

Kosan Biosciences

Jane Green

510.731.5335 (office)

415.652.4819 (mobile)

green@kosan.com

FOR IMMEDIATE RELEASE

KOSAN APPOINTS GARY TITUS SENIOR VICE PRESIDENT

AND CHIEF FINANCIAL OFFICER

Hayward, CA – August 15, 2006 – Kosan Biosciences Incorporated (Nasdaq:KOSN) announced today that Gary S. Titus has been appointed Senior Vice President and Chief Financial Officer of Kosan. Mr. Titus will serve as the company’s principal financial and accounting officer, responsible for SEC reporting and audit, compliance, treasury and finance as well as financial analysis and planning. Mr. Titus will also play a key role in managing the company’s relationships with investors, bankers and other external stakeholders. Mr. Titus will be a member of the senior executive team at Kosan and will report to Chief Executive Officer Robert G. Johnson, Jr., M.D., Ph.D.

“Kosan has made significant progress in advancing its pipeline of promising cancer therapeutics, and Gary will provide the high-quality expertise, experience and strategic direction we will need to achieve our goal of becoming a fully-integrated commercial cancer therapeutics company,” said Dr. Johnson. “I am confident that Gary will add breadth to our management team and strengthen our relationships within the financial community.”

“Over the last several months, financial consultant David Johnson has provided Kosan with the highest quality management support on an interim basis,” added Dr. Johnson. “Kosan’s board of directors and management team join me in expressing our deep appreciation to Dave for his dedication and service.”

Mr. Titus is an accomplished financial executive with more than 18 years of senior financial management experience focused largely on the biotechnology and healthcare industries. Mr. Titus joins Kosan from Nuvelo, Inc. where he most recently served as Acting Chief Financial Officer and also held the position of Vice President, Finance and Chief Accounting Officer. While at Nuvelo, Mr. Titus led several successful financings and represented the company in the investment community. Other accomplishments include providing financial counsel in support of a corporate merger and business development activities, including a collaboration with Bayer Healthcare. Prior to Nuvelo, Mr. Titus held senior finance positions at Metabolex, Inc., Intrabiotics Pharmaceuticals, Inc., and Johnson & Johnson, Inc. Mr. Titus holds a Bachelor of Science degree in Finance from the University of Florida, and a Bachelor of Science degree in Accounting from the University of South Florida, and is a Certified Public Accountant.

About Kosan

Kosan Biosciences is a biotechnology company advancing two new classes of anticancer agents through clinical development – Hsp90 (heat shock protein 90) inhibitors and epothilones. Kosan is leveraging its proprietary discovery platform to generate a pipeline of potentially significant product candidates, primarily in the area of oncology.

Hsp90 inhibitors have a novel mechanism of action targeting multiple pathways involved in cancer cell growth and survival. KOS-953 is Kosan’s proprietary formulation of 17-AAG, a geldanamycin analog. The agent is currently in Phase I and II clinical trials, primarily for multiple myeloma and HER2-positive breast cancer. In addition, intravenous and oral formulations of Kosan’s second-generation Hsp90 inhibitor, KOS-1022, are being evaluated in Phase I clinical trials.

Epothilones inhibit cell division with a mechanism of action similar to taxanes, one of the most successful classes of anti-tumor agents. KOS-862 is currently being studied in a Phase II single-agent clinical trial in patients with metastatic breast cancer, as well as a Phase II combination trial with Herceptin. KOS-1584, a second candidate designed to improve pharmacokinetics, is in Phase I clinical trials in patients with solid tumors. Kosan’s epothilone program is partnered with Roche through a global development and commercialization agreement.

For additional information on Kosan Biosciences, please visit the company’s website at www.kosan.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Such forward-looking statements include statements relating to Kosan’s plans to become a fully-integrated commercial cancer therapeutics company. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks related to the clinical advancement of Kosan’s clinical candidates, including the risk that clinical trials may not demonstrate safety and efficacy sufficient to obtain the requisite regulatory approvals or to result in a marketable product; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

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